The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
October 30, 2006	Crystal B. Leiderman (Bedwell)

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP FILES SECOND QUARTER 2006 FORM 10-Q

Company Announces Second Quarter and Six Months Financial Results

VIENNA, Virginia, October 30, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces second quarter and six months financial results for the period ending June 30, 2006.

Second Quarter Results – For the three months ended June 30, 2006, Allied reported a net loss of $5.0 million, or $(0.83) per fully diluted share, on revenues of $31.3 million, compared to a net loss of $700 thousand, or $(0.12) per fully diluted share, on revenues of $26.2 million, for the same period in 2005.

Six Months Results - For the six months ended June 30, 2006, Allied reported a net loss of $8.7 million, or $(1.45) a share fully diluted, on revenues of $67.5 million. This compares to a net loss of $9.9 million, or $(1.77) a share fully diluted, on revenues of $50.2 million for the same period in 2005.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “In terms of performance, our efforts to reduce costs and accelerate revenues are not fully reflected in our year-to-date results, as most of those activities were initiated during the second quarter. Additionally, the first two quarters are historically slow periods for the Company, with business accelerating in the latter part of the year. I am confident we are making progress in reducing costs and growing revenues and we are looking forward to reporting stronger performance for the second half of 2006.

“Indicators with respect to traditional customers continue to be promising, specifically with our largest client, with whom we have a longstanding relationship. The 25-year history of business with that client is somewhat cyclic, with occasional peaks and valleys. The high price of oil, as well as the reorganization and growth of that client country’s armed forces are positive indicators for future orders. We expect those future orders, if signed in the near term, to have a very positive impact on 2007.

“We are delighted to move beyond our restatement and to be current with our SEC filings.   We plan to host an investor call after we release our third quarter results and give everyone a full update on our prospects for 2006 and beyond,” concluded Major General Marcello.

Revenue – Revenue for the three months ended June 30, 2006, was $31.3 million, compared to $26.2 million in the prior year. Both the Company’s Ammunition & Weapons Effects (MECAR S.A., Titan Dynamics, and MECAR USA) and Electronic Security (The VSK Group, NS Microwave, and Global Microwave Systems) segments had increased revenues over the prior year period. The Ammunition & Weapons Effects (AWE) segment had an increase in revenue of approximately 21% in the quarter while the Electronic Security (ES) segment had an increase of approximately 18%.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended June 30,				Six Months Ended June 30,
			As Restated				As Restated
	2006		2005		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%

Ammunition & Weapons Effects	$18.4	59%	$15.2	58%	$41.9	62%	$27.4	55%

Electronic Security	11.7	37%	9.9	38%	22.9	34%	20.2	40%

Other	1.2	4%	1.1	4%	2.7	4%	2.6	5%

Total	$31.3	100.0%	$26.2	100.0%	$67.5	100.0%	$50.2	100.0%

The AWE segment revenue increased primarily from higher Euro-based revenues. This revenue increase was driven by a significant contract that commenced in late 2005 to one of MECAR’s largest customers. Additionally, revenue for the prior year period was impacted by low contract activity, which involved completion of contracts from earlier periods. US dollar revenues for the quarter were also up year to year based on an initial ramp up in activity at the Marshall, Texas facility. Within the AWE segment, the Euro-based operations represented approximately 97%, or $17.8 million, of the revenue and the US dollar-based operations represented 3%, or $0.6 million, of the revenue.

The ES segment revenue increased primarily as a result of the November 2005 acquisition of Global Microwave Systems, Inc (GMS). Euro-based revenue for the quarter was lower as a result of slow export sales through the European distribution network. Within the ES segment, the Euro-based operations represented approximately 66%, or $7.7 million, of the revenue and the US dollar-based operations represented 34%, or $4.0 million, of the revenue.

Gross margin - Gross margin for the three months ended June 30, 2006 was $6.5 million, or 21% of revenue, as compared to $7.9 million, or 30% of revenue, in the prior year. The AWE segment gross margin for the second quarter of 2006 decreased $2.0 million over the prior year period, from 18% to 4% of sales, resulting from higher contract fees and somewhat higher overhead absorption associated with the contract mix for the period. The ES segment gross margin for the first half of 2006 increased $0.7 million in total dollars over the prior year period, but decreased from 47% to 45% of sales.

Selling and administrative expenses - Selling and administrative expenses for the three months ended June 30, 2006 increased $0.9 million over the prior year period. Selling and administrative expenses increased approximately $0.8 million at the ADG corporate level and $0.4 million within the AWE segment. The increase at the corporate level resulted from the adoption of FAS 123R, a non-cash charge related to revised stock option treatment, increased expenses associated with the creation of a corporate business development team, and increased travel for audit and compliance activity. The AWE segment selling and administrative expense increase resulted from the ramp-up of facility operations in Marshall, Texas. A minor increase in selling and administrative expenses within the ES segment was offset by a decrease in selling and administrative expenses with the Other segment, which consists of SeaSpace Corporation. The ES segment selling and administrative expense increase resulted from the GMS acquisition, but was mostly offset by cost savings initiatives within the ES segment.

Research and development (R&D) expense - R&D investment for the three months ended June 30, 2006 increased 34% ($0.5 million) over the period year period – representing 6% of sales. The Company plans to stabilize its rate of investment in R&D expenditures for the balance of 2006 and early 2007.

Interest Expense – Net interest expense for the three months ended June 30, 2006 was $1.4 million as compared to $0.5 million in the prior period. The increase is due to the interest on the $30.0 million senior subordinated convertible notes issued in March 2006. Additionally, the Company signed a note with the previous owner of GMS for $6.7 million, which was used to finance the November 2005 acquisition of GMS.

Earnings Per Share – Diluted loss per share for the three months ended June 30, 2006 was $(0.83), as compared to prior year diluted loss per share of $(0.12). The loss in 2005 includes a nonrecurring adjustment to the charge for the Cumulative Effect of Change in Accounting Principle of $0.1 million. Excluding the nonrecurring charge, the net loss for the three months ended June 30, 2005 was $0.8 million. In 2005, MECAR changed its methodology for applying the percentage of completion contract accounting for the recognition of revenue. Prior to this change, MECAR used total direct costs as the basis for recognizing revenue, but subsequently elected to use only direct labor as the basis in an effort to better reflect revenue recognized during the life of sales contracts.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
		As Restated		As Restated
	2006	2005	2006	2005
Revenue	$31,296	$26,158	$67,464	$50,176

Gross Margin	6,452	7,904	15,211	12,005

	20.6%	30.2%	22.5%	23.9%

SG&A	9,389	8,511	18,856	16,020

R&D	1,994	1,490	3,724	3,017

Operating Income/(Loss)	$(4,931)	$(2,097)	$(7,369)	$(7,032)

Other Income/(Expense)	(100)	247	(1,375)	(618)

Tax Expense/(Benefit)	2	(1,040)	—	(3,184)

Loss before Cumulative Effect of Change in Accounting Principle	(5,033)	(810)	(8,744)	(4,466)

Cumulative Effect of Change in Accounting Principle	—	110	—	(5,467)

Net Income/(Loss)	$(5,033)	$(700)	$(8,744)	$(9,933)

Weighted Shares – basic & diluted	6,037,280	5,655,369	6,029,251	5,616,751

Earnings/(Loss) per Share – basic & diluted:

Loss before Cumulative Effect of Change in Accounting Principle	$(0.83)	$(0.14)	$(1.45)	$(0.80)

Cumulative Effect of Change in Accounting Principle	—	0.02	—	(0.97)

Net Earnings/( Loss) per Share	$(0.83)	$(0.12)	$(1.45)	$(1.77)

Balance Sheet — Certain balance sheet data is listed below:

Balance Sheet Data	As of June 30, 2006	As of December 31, 2005
Current Assets	$121,434	$114,296
Total Assets	$191,888	$180,946
Current Liabilities	$ 78,213	$ 77,934
Working Capital	$ 43,221	$ 36,362
Long Term Liabilities	$36,582	$21,519

Stockholders’ Equity	$77,093	$81,493

Liquidity – The Company closed a $30 million convertible debt facility in March 2006, the proceeds of which were used to retire existing debt and to fund working capital needs. The Company expects to expend nearly all of the net proceeds from the convertible note financing before December 31, 2006 and will likely explore other sources of additional liquidity pending the anticipated return of substantial business from MECAR’s traditional customer base.

At the headquarters level the Company believes that the professional costs related to the restatement incurred in the first three quarters of 2006 will not be recurring in 2007. The Company has invested in a financial and manufacturing ERP system for all of its U.S. subsidiaries and enhanced its headquarters financial staff. These improvements should help the Company significantly reduce its compliance and audit costs starting in 2007. The Company has also invested in video conferencing facilities to link headquarters with the subsidiary locations, which should reduce travel costs from 2006 to 2007.

The Company is evaluating a variety of options to increase its liquidity in the fourth quarter of 2006 and into early 2007:

•	The Company intends to have in place, and is in the process of negotiating, a domestic line of credit that will provide $4,000 to $5,000 of immediate liquidity with a provision to accordion up to $20,000 based on financial performance in subsequent periods. This will be contingent on successful registration of the March 2006 issue of convertible debentures and warrants.

•	The Company is exploring possible asset backed financing from local banks in Marshall, TX. This will be contingent on successful registration of the March 2006 convertible debentures and warrants.

•	The Company is evaluating the disposition of certain non-strategic assets.

•	The Company has the option of issuing dividends of excess cash from its VSK Group at year-end.

•	The Company may further consolidate its California operations to further reduce operating expenses.

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.